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                                  [LETTERHEAD]


           QUARTERDECK ANTICIPATES SHARPLY LOWER THAN EXPECTED SALES
                     AND A SUBSTANTIAL OPERATING LOSS IN Q3

                 Company Restructuring Planned To Reduce Costs
                        And Restore Profitability In Q4

        MARINA DEL REY, Calif., June 13 /PRNewswire/ -- Quarterdeck Corporation (Nasdaq: QDEK) today announced it expects to report sharply lower sales and a substantial operating loss for the third quarter ending June 30, 1996. These anticipated results are due primarily to: a significant decline in sell-through levels for memory-management products that the company is about to update; a decline to historic rates of sell-through of PROCOMM PLUS data communications software following unusually high initial sell-through after the new-product launch in the prior quarter; and slower-than-planned integration of the company's acquisitions.

        Quarterdeck is accelerating the restructuring program that it began earlier this quarter. The company is consolidating all operations into two divisions: Internet and Utilities, as it responds to changes in the utilities market as well as the rapidly evolving Internet environment. This program seeks to return the company to profitability next quarter by: 1) helping improve operating efficiencies; 2) creating management structures and product groupings that allow the company to respond more effectively to changing market trends; and 3) reducing operating costs through the expected layoff of approximately 11 percent of its workforce.

        Quarterdeck Chief Executive Officer Gaston Bastiaens, said, "We believe our utilities and internet business divisions each hold significant potential for future growth. Under this new structure, our teams will be better able to develop synergies in high-growth products and technologies, and to substantially reduce our time to market for new and upgraded applications. The steps we are now taking are expected to enable Quarterdeck to return to profitability next quarter and to continue to develop our long-term strategies to market multiple products in growth markets."

        As the company builds revenues, it expects to return to a sales level in the fiscal fourth quarter that is expected to enable the company to exceed 30-percent revenue growth in fiscal 1996 over the $110 million (as restated for acquisitions) that was reported in fiscal 1995.

        Bastiaens said, "In our utilities business, we anticipate short-term weakness in sales of our memory management software before our fiscal fourth quarter when we ship a new, more powerful version of MagnaRAM. In the meantime, we continue to succeed with other utility products and technologies that bring practical, cost-effective solutions to high-growth market segments, such as diagnostic and disk management support.



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        "In our Internet division, we are focusing on three strategic growth areas of the Internet and corporate intranets: Information management (WebCompass family of products which are first to market in an important new category of information management tools); Communications/Collaboration (PROCOMM, WebTalk, and TALKShow); and Web-Enabling (IWare Connect) solutions." Bastiaens said.

        Quarterdeck plans several major upgrades in upcoming two quarters for its Utility and Internet divisions. These releases will include MagnaRAM, CleanSweep, HiJaak PRO, WebCompass (including WebCompass for Workgroups) and a 32-bit version of PROCOMM PLUS, along with new diagnostic, disk utilities, and communication products.

        About Quarterdeck

        Quarterdeck Corporation is a pioneer in the development of software products in two strategic business areas: Utilities and the Internet. The company has led the industry in bringing utilities solutions to the Windows and DOS environments with its award-winning QEMM memory management software. The company also offers an entire line of powerful, next-generation Internet tools for corporate, small business and individual users, including the award-winning WebCompass Professional, and the company's first product in the Communications market, WebTalk.

        Quarterdeck Corporation's headquarters are located at 13160 Mindanao Way, Marina del Rey, CA 90292. The Dublin, Ireland office serves as its European headquarters, with offices in England, France, and Australia. For Investor Relations questions, please call 310-309-3755. Further product availability and pricing information can be obtained by calling 310-309-3700, by accessing Quarterdeck's Internet Web site at http://www.quarterdeck.com/, or by sending an E-mail request to info@quarterdeck.com.

        Note; Quarterdeck and QEMM are registered trademarks and MagnaRAM. HiJaak PRO, CleanSweep, WebTalk and WebCompass Professional are trademarks of Quarterdeck Corporation. DATASTORM and PROCOMM PLUS are registered trademarks of DATASTORM TECHNOLOGIES, INC. All other brand and product names are trademarks or registered trademarks of their respective companies.

        -0-                        6/13/96

        /CONTACT: Frank Greico or Ellen Spooren of Quarterdeck Corporation or Ina McGuinness or Cecilia Wilkinson of Pondel Parsons & Wilkinson, 310-309-3755 or investor@pondel.com/

        (QDEK)



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